EXHIBIT 99.1 PRESS RELEASE ISSUED MAY 12, 2006

FOR IMMEDIATE RELEASE

MAY 12, 2006

PRESS RELEASE

Citizens Financial Announces First Quarter 2006 Results

LOUISVILLE, KY-- May, 12 2006 -- Citizens Financial Corporation (NASDAQ-CNFL) today reported net income in the quarter ended March 31, 2006 of $319,000 or $0.19 per share, compared to a net income of $111,000 or $0.07 per share in the first quarter of 2005. Net premium income decreased 10% to $5,832,000 from the first quarter of 2005 while total revenues decreased 3%. Investment income for the quarter was down 4% from the first quarter of 2005. For 2006, the Company realized net pre-tax investment portfolio gains of $446,000 and pre-tax loss from operations of $33,000, compared to net realized investment gains of $55,000 and a pre-tax gain from operations of $4,000 for the first quarter of 2005. Shareholders’ equity decreased 13% during the quarter to $15,154,000, with unrealized after-tax investment losses of approximately $2,555,000.

The change of $37,000 from a pre-tax gain from operations of $4,000 for the first quarter of 2005 to a pre-tax loss from operations of $33,000 for the first quarter of 2006 is principally due to a decrease of $602,000 in operating revenues, a decrease of $70,000 in net investment income, an increase of $42,000 in commission expenses, an increase of $18,000 in other operating expenses and a decrease of $695,000 in policy benefits and benefit reserves. Premiums for the Company’s Preneed products declined $608,000 or 45% while Preneed death claims and benefit reserves decreased $592,000.

Detailed financial information is available in the Company’s Quarterly Report on Form 10-Q for the quarter filed with the Securities and Exchange Commission.

Certain statements made herein are forward-looking statements under the Private Securities Litigation Reform Act of 1995. These statements involve uncertainties and are based on management’s current expectations. For a discussion of factors that could cause actual results to differ from those described in the forward-looking statements, and a detailed discussion of the Company’s insurance operations, asset quality, capital adequacy, debt, liquidity and factors affecting future performance, see the Company’s Form 10-Q for the quarter and Form 10-K for 2005 which have been filed with the Securities and Exchange Commission and can be accessed at

www.citizensfinancialcorp.com

Citizens Financial is the Louisville-based parent of Citizens Security Life Insurance Company and United Liberty Life Insurance Company.

For further information contact:

Len E. Schweitzer

Chief Financial Officer

(502) 244-2420

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Citizens Financial Corporation

Results in tabular form:

Quarter ended March 31
	2006	2005
Segment Revenues	$ 7,595,000	$ 8,267,000
Net realized investment gains	$ 446,000	$ 55,000
Total Revenues	$ 8,041,000	$ 8,322,000
Net Income (Loss)	$ 319,000	$ 111,000
Net Income (Loss) Per share	$ 0.19	$ 0.07

Selected Financial Position Data at
	March 31, 2006	December 31, 2005

Total Assets	$ 149,433,000	$ 153,281,000
Notes Payable	$ 5,381,000	$ 5,375,000
Shareholders’ Equity	$ 15,154,000	$ 17,437,000
Shareholders’ Equity per share	$ 9.06	$ 10.43